Exhibit 99.1

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164

For more information, contact:

Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports
2020 Second Quarter Financial Results
•Sales for the quarter were $123.7 million with bookings of $61.5 million
•Net loss was $(23.6) million, after goodwill impairment charges of $12.6 million
•Adjusted EBITDA* was $9.2 million, or 7.4% of sales
•Cash from operations was $18.3 million for the quarter, $41.5 million year-to-date
*Adjusted EBITDA is a Non-GAAP Performance Measure. Please see the attached table for a reconciliation of adjusted EBITDA to GAAP net income.
EAST AURORA, NY, July 31, 2020 – Astronics Corporation (Nasdaq: ATRO) (“Astronics” or the “Company”), a leading supplier of advanced technologies and products to the global aerospace, defense and other mission critical industries, today reported financial results for the three and six months ended June 27, 2020. Financial results reflect the divestiture of the Test Systems’ semiconductor business on February 13, 2019, and the acquisitions of Freedom Communications Technologies (“Freedom”), acquired in July 2019, and the primary operating subsidiaries of Diagnosys Test Systems Limited (“Diagnosys”), acquired in October 2019 (collectively, the “Acquired Businesses”).
Second Quarter Summary
Second quarter revenue was $123.7 million with a net loss of $23.6 million. Contributing to the loss was a $12.6 million write-down of goodwill, which resulted from a reduced outlook in the Aerospace segment, specifically within the PECO reporting unit, and $4.9 million in restructuring-related severance charges. Adjusted EBITDA* in the second quarter was $9.2 million, or 7.4% of sales. Cash flow from operations was a positive $18.3 million.
Peter J. Gundermann, the Company’s President and CEO, said, “The second quarter saw the full force of the COVID-19 pandemic’s effect on the commercial aircraft industry, which is the market in
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Astronics Corporation Reports 2020 Second Quarter Financial Results
July 31, 2020

which we typically generate two-thirds of our revenue. We adjusted by implementing comprehensive cost controls across the business and rightsizing our operation for the path forward. We are positioning the Company to endure the pandemic and emerge on the other side as a better, stronger company.”
The Company continues to review its business prospects with its broad range of customers and partners to assess potential outcomes of demand for its products. The defense and government business appears strong, but aircraft build rates for business jets and commercial transports are being reduced. The airline aftermarket has weakened also, but not as much as the Company first expected. Given these market conditions, the Company believes that total revenue for 2020 could possibly be 35% lower than 2019.
To address market conditions, the Company implemented a significant downsizing exercise during the second quarter to align with reduced demand. As part of this downsizing, the Company ended the second quarter with its employee count reduced by 20% to about 2,300 and recorded restructuring-related severance charges of $4.9 million.
In addition to the restructuring, the Company has significantly reduced operating costs with the goal of staying cash-positive and maintaining positive adjusted EBITDA. In the second quarter, the Company had adjusted EBITDA of $9.2 million, or 7.4% of sales.
In terms of liquidity, the Company amended its lending facility with its banks during the quarter, such that its maximum leverage covenant was temporarily suspended through the second quarter of 2021, replaced by an interest coverage covenant and a minimum liquidity covenant. During the quarter, the Company generated cash from operations of $18.3 million.
Peter J. Gundermann stated, “We have taken significant action to adjust to the evolving environment. Our team has responded very effectively to the situation and our operations continue to perform well given the challenging conditions. The situation is far from settled, but if our revenue in 2020 were to decline to $500 million to $525 million, the changes we have made should allow us to stay cash positive for the year and produce adjusted EBITDA levels of 5% to 9% of sales.”
Analysis of Impact on Demand by Markets
The Company continues to monitor demand from three revenue streams to analyze the potential impact of the pandemic to its business. The three revenue streams are (1) new airplane production and OE demand, (2) the aftermarket for commercial transport aircraft, and (3) defense and other government markets.
An estimated 55% of sales in 2019, or about $425 million, was driven by the production of new airplanes in the commercial transport and business jet markets. For Astronics, the commercial transport market is the more significant of the two. Major manufacturers in both markets have revised their production plans downward given the pandemic, typically on the order of 35% to 45%, which is somewhat more than initial reductions announced earlier in the COVID-19 crisis. This number is significantly complicated by the 737 MAX, which was one of the Company’s largest production programs in 2019 and remains grounded.
Another 25% of sales in 2019, or $195 million, was to the aftermarket for commercial transport aircraft. These sales were primarily for inflight entertainment/connectivity and passenger power systems (“IFE”) that were sold to airlines and aircraft leasing companies. This market is holding up better than initially anticipated. The current run rate has been about 50% of last year’s demand level.
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Astronics Corporation Reports 2020 Second Quarter Financial Results
July 31, 2020

Approximately 20% of Astronics’ revenue in 2019, or $145 million, was to the defense or other government markets. This was comprised of the majority of the Test business and certain military aircraft programs. Demand in these end markets has not been affected by the pandemic and instead shows relative strength.
Additionally, Astronics has initiated efforts to develop new revenue streams that are technically attractive and complementary to existing engineering and manufacturing skill sets. These initiatives are expected to contribute up to $20 million in revenue in the second half of 2020.
Evaluating the demand from these revenue streams, and considering first half actual results, Astronics expects a significant decline in 2020 sales, perhaps to the range of $500 million to $525 million.
Mr. Gundermann noted, “The pandemic’s influence on our commercial and business jet aerospace market has been severe and is still playing out. We are in constant contact with our business partners and are learning more every day. We are committed to staying flexible and adjusting as necessary to take advantage of the opportunities we see. We know the pandemic will continue to impact our markets for some time, and our challenge is to optimize our results in the face of it.”
Liquidity and Financing
On May 4, 2020, the Company executed an amended credit agreement that suspended its maximum leverage coverage covenant effective with the second quarter of 2020 through the second quarter of 2021 and will reinstitute a leverage covenant beginning in the third quarter of 2021 of 6.0 to 1.0, which declines by 50 basis points in the fourth quarter. Temporary covenants through the second quarter of 2021 include a minimum liquidity requirement of cash plus the unused revolving credit facility of $180 million and a minimum interest coverage ratio of 1.75x measured quarterly, with an exception for the first quarter of 2021 for which the interest coverage ratio is 1.5x. Under the amended agreement, Astronics has mandatory repayments if Astronics’ cash level exceeds $100 million. The revolving credit facility was reduced to $375 million from $500 million. Additionally, there are temporary limits on share repurchases and acquisitions.
The Company believes that its revised lending agreement, along with the actions it has taken, positions it well to operate through the COVID-19 pandemic and its economic impacts.
Year-to-date cash flow from operations totaled $41.5 million with $18.3 million generated in the second quarter. Operating cash flows were used to reduce long-term debt by $15 million during 2020. The Company was compliant with its debt covenants as of the end of the second quarter.
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Astronics Corporation Reports 2020 Second Quarter Financial Results
July 31, 2020

Second Quarter Results

	Three Months Ended			Six Months Ended
($ in thousands)	June 27, 2020	June 29, 2019	% Change	June 27, 2020	June 29, 2019	% Change

Sales	$123,694	$189,098	(34.6)%	$281,278	$397,272	(29.2)%
(Loss) Income from Operations	$(18,679)	$10,573	(276.7)%	$(86,235)	$33,454	(357.8)%
Operating Margin %	(15.1)%	5.6%		(30.7)%	8.4%
Net Gain on Sale of Business	$—	$—		$—	$80,133
Net (Loss) Income	$(23,579)	$6,726	(450.6)%	$(90,542)	$84,872	(206.7)%
Net (Loss) Income %	(19.1)%	3.6%		(32.2)%	21.4%
*Adjusted EBITDA	$9,157	$21,122	(56.6)%	$25,920	$53,057	(51.1)%
*Adjusted EBITDA Margin %	7.4%	11.2%		9.2%	13.4%
*Adjusted EBITDA is a Non-GAAP Performance Measure. Please see the attached table for a reconciliation of adjusted EBITDA to GAAP net income.
Second Quarter 2020 Results (compared with the prior-year period, unless noted otherwise)
Consolidated sales were down $65.4 million compared with the second quarter of 2019. Aerospace sales were down $71.7 million. Test System sales increased $6.3 million. The Acquired Businesses contributed $2.5 million in sales in the second quarter of 2020.
Consolidated operating loss was $18.7 million, reflecting non-cash goodwill impairment charges of $12.6 million in the Aerospace segment, restructuring-related severance charges of $4.9 million, and lower sales volumes compared with the prior-year period. Impairment charges were recognized in the reported quarter due to reduced expectations of future operating results resulting from continued delays in the recertification of the 737 MAX and the impacts of the COVID-19 pandemic on the global economy and, particularly, the aerospace industry.
Consolidated net loss was $23.6 million, or $(0.77) per diluted share, compared with net income of $6.7 million, or $0.20 per diluted share in the prior year. The impact of the impairment loss was $(0.41) per diluted share.
Consolidated adjusted EBITDA was $9.2 million, or 7.4% of consolidated sales, compared with $21.1 million, or 11.2% of consolidated sales, in the prior-year period. Adjusted EBITDA margin was negatively impacted in the 2020 second quarter by lower sales volume and the operating leverage lost from that decline.
Bookings were $61.5 million, for a book-to-bill ratio, excluding the semiconductor business, of 0.50:1. Backlog at the end of the quarter was $307.2 million. Approximately $178.3 million, or 58%, of backlog is expected to ship in the remainder of 2020.
Year-to-date 2020 Results (compared with the prior-year period, unless noted otherwise)
Consolidated sales were down $116.0 million compared with the first half of 2019. Aerospace sales were down $119.1 million. Test System sales increased $3.2 million. The Acquired Businesses contributed $6.0 million in sales in the first half of 2020.
Consolidated operating loss was $86.2 million reflecting non-cash impairment charges of  $87.0 million in the Aerospace segment, restructuring-related severance charges of $5.4 million, and lower sales volumes compared with the prior-year period. Impairment charges were recognized in the current year due to reduced expectations of future operating results due to the
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Astronics Corporation Reports 2020 Second Quarter Financial Results
July 31, 2020

COVID-19 pandemic, which has significantly impacted the global economy, and particularly the aerospace industry. During the first quarter, the Company recognized full impairments of the goodwill of Astronics Connectivity Systems and Certification (“CSC”), PGA and Custom Control Concepts (“CCC”) reporting units, and a partial impairment of the goodwill of the PECO reporting unit. During the second quarter of 2020, an additional partial impairment of the PECO reporting unit was recorded.
Consolidated net loss was $90.5 million, or $(2.94) per diluted share, compared with net income of $84.9 million, or $2.56 per diluted share in the prior year. The after-tax impact of the impairment loss was $81.4 million, or $(2.64) per diluted share.
Consolidated adjusted EBITDA was $25.9 million, or 9.2% of consolidated sales, compared with $53.1 million, or 13.4% of consolidated sales, in the prior-year period. Adjusted EBITDA margin was negatively impacted in 2020 by lower sales volume and the operating leverage lost from that decline.
Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)
Aerospace Second Quarter 2020 Results (compared with the prior-year period, unless noted otherwise)
Aerospace segment sales decreased $71.7 million, or 41.1%, to $102.6 million. Sales were negatively affected by the continued grounding of the 737 MAX and the OEM’s decision to reduce production rates, along with the spread of the COVID-19 virus throughout the second quarter.
Aerospace segment operating loss was $17.1 million compared with operating profit of $14.4 million the same period last year. Aerospace operating profit was impacted by goodwill impairment charges of $12.6 million and restructuring-related severance charges of $4.6 million, as previously discussed. Operating leverage lost on reduced sales also significantly impacted operating results.
Aerospace bookings in the second quarter of 2020 were $43.3 million, for a book-to-bill ratio of 0.42:1. Backlog was $226.4 million at the end of the second quarter of 2020.
Aerospace Year-to-date 2020 Results (compared with the prior-year period, unless noted otherwise)
Aerospace segment sales decreased $119.1 million, or 32.8%, to $243.6 million. Sales were negatively affected by the continued grounding of the 737 MAX and the OEM’s decision to reduce production rates, along with the spread of the COVID-19 virus beginning in the later part of the first quarter.
Aerospace segment operating loss was $80.2 million compared with operating profit of $40.2 million the same period last year. Aerospace operating profit was impacted by impairment charges of $87.0 million, of which $86.3 million was related to goodwill, as previously discussed. Restructuring-related severance charges of $5.1 million and leverage lost on reduced sales also significantly impacted operating results.
Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)
Test Systems Second Quarter 2020 Results (compared with the prior-year period, unless noted otherwise)
Test Segment sales were $21.1 million, up $6.3 million compared with the prior-year period. The Acquired Businesses contributed $2.5 million in sales in the second quarter of 2020.
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Astronics Corporation Reports 2020 Second Quarter Financial Results
July 31, 2020

Test Systems operating profit was $2.6 million, or 12.4% of sales, compared with an essentially breakeven second quarter in 2019. Operating profit for the second quarter of 2019 was impacted by restructuring-related severance charges of $2.0 million.
Bookings for the Test Systems segment in the quarter were $18.2 million, for a book-to-bill ratio, excluding semiconductor activity, of 0.91:1 for the quarter. Backlog was $80.8 million at the end of the second quarter of 2020.
Mr. Gundermann commented, “The bright spot for the quarter was our Test business. Revenue grew 43% for this segment in the quarter and it achieved operating margin of 12.4%. Organic growth for the business was 26%. The business is pursuing a significant number of opportunities which should propel the business to continued high performance.”
Test Systems Year-to-date 2020 Results (compared with the prior-year period, unless noted otherwise)
Test Segment sales were $37.6 million, up $3.2 million compared with the prior-year period. The Acquired Businesses contributed $6.0 million in sales in the first half of 2020, while Semiconductor sales decreased $2.8 million.
Test Systems operating profit was $3.3 million, or 8.9% of sales, compared with operating profit of $2.1 million in the prior-year period. Operating profit in the prior year period was impacted by restructuring-related severance charges of $2.0 million.
2020 Outlook
As discussed above, the Company believes that, given its assumptions on the economic impacts of COVID-19 on its revenue streams in its Aerospace business, consolidated revenue could be in the range of $500 million to $525 million. Given the fluidity of the situation with the pandemic and local, state, and national government responses, other outcomes, both positive and negative, are very possible. Management believes it has structured the Company to be cash positive at this level, with adjusted EBITDA margins in the range of 5% to 9%.
Capital expenditures for 2020 are expected to be approximately $8 million, reduced from initial plans of $20 million to $25 million for the year. The reduction reflects the change in tooling and equipment capacity requirements for certain programs that were either postponed or cancelled, as well as the deferral or cancellation of discretionary investments.
Mr. Gundermann commented, “Our environment has changed dramatically since the beginning of March and we have taken a comprehensive set of actions in response. We know things will continue to evolve and we will keep diligent watch, ready to make additional adjustments and changes as necessary. Our team has demonstrated an impressive discipline and willingness to act in the face of the pandemic, and we are well positioned to survive and thrive into the future.”
Second Quarter 2020 Webcast and Conference Call
The Company will host a teleconference today at 11:00 a.m. ET. During the teleconference, management will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed by calling 201.493.6784. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial 412.317.6671 and enter replay pin number 13705863. The telephonic replay will be available from 2:00 p.m. on the day of the call through Friday, August 7, 2020. A transcript of the call will also be posted to the Company’s Web site once available.
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Astronics Corporation Reports 2020 Second Quarter Financial Results
July 31, 2020

About Astronics Corporation
Astronics Corporation (Nasdaq: ATRO) serves the world’s aerospace, defense, and other mission critical industries with proven, innovative technology solutions. Astronics works side-by-side with customers, integrating its array of power, connectivity, lighting, structures, interiors, and test technologies to solve complex challenges. For over 50 years, Astronics has delivered creative, customer-focused solutions with exceptional responsiveness. Today, global airframe manufacturers, airlines, military branches, completion centers, and Fortune 500 companies rely on the collaborative spirit and innovation of Astronics. The Company’s strategy is to increase its value by developing technologies and capabilities that provide innovative solutions to its targeted markets.
For more information on Astronics and its products, visit its Web site at www.astronics.com.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions and include all statements with regard to the impact of COVID-19 on the Company and its future, achieving cash positive or neutral in 2020, expectations of demand by customers and markets, and EBITDA margins. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the impact of the global outbreak of COVID-19 and governmental and other actions taken in response, trend in growth with passenger power and connectivity on airplanes, the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and relationships, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW
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Astronics Corporation Reports 2020 Second Quarter Financial Results
July 31, 2020

ASTRONICS CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited, $ in thousands except per share data)

	Three Months Ended		Six Months Ended
	6/27/2020	6/29/2019	6/27/2020	6/29/2019
Sales	$123,694	$189,098	$281,278	$397,272
Cost of products sold	96,861	148,735	218,726	304,832
Gross profit	26,833	40,363	62,552	92,440
Gross margin	21.7%	21.3%	22.2%	23.3%

Selling, general and administrative	32,904	29,790	61,771	58,986
SG&A % of sales	26.6%	15.8%	22.0%	14.8%
Impairment loss[1]	12,608	—	87,016	—
(Loss) Income from operations	(18,679)	10,573	(86,235)	33,454
Operating margin	(15.1)%	5.6%	(30.7)%	8.4%

Gain on sale of business	—	—	—	80,133
Other expense, net of other income[2]	3,789	518	4,177	733
Interest expense, net	1,983	1,225	3,316	3,029
(Loss) Income before tax	(24,451)	8,830	(93,728)	109,825
Income tax (benefit) expense	(872)	2,104	(3,186)	24,953
Net (loss) income	$(23,579)	$6,726	$(90,542)	$84,872
Net (loss) income % of sales	(19.1)%	3.6%	(32.2)%	21.4%

*Basic earnings per share:	$(0.77)	$0.21	$(2.94)	$2.60
*Diluted earnings per share:	$(0.77)	$0.20	$(2.94)	$2.56

*Weighted average diluted shares outstanding (in thousands)	30,756	33,175	30,784	33,193

Capital expenditures	$1,112	$3,443	$3,905	$6,917
Depreciation and amortization	$8,081	$7,904	$16,052	$15,980

1 Impairment loss primarily represents the goodwill impairment charges incurred in the Aerospace segment. Full impairment charges totaling $73.7 million were recorded in Q1 2020 for goodwill associated to the CSC, PGA and CCC reporting units and a partial goodwill impairment was recorded at the PECO reporting unit. An additional partial goodwill impairment of $12.6 million was recorded at the PECO reporting unit in Q2 2020.
2 Other expense, net of other income, is primarily comprised of equity investment impairment and loss for the three and six months ended June 27, 2020.

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Astronics Corporation Reports 2020 Second Quarter Financial Results
July 31, 2020

ASTRONICS CORPORATION
SEGMENT DATA
(Unaudited, $ in thousands)

	Three Months Ended		Six Months Ended
	6/27/2020	6/29/2019	6/27/2020	6/29/2019
Sales
Aerospace	$102,597	$174,292	$243,734	$362,793
Less inter-segment	(24)	(5)	(91)	(5)
Total Aerospace	102,573	174,287	243,643	362,788

Test Systems	21,432	14,925	37,985	34,649
Less inter-segment	(311)	(114)	(350)	(165)
Total Test Systems	21,121	14,811	37,635	34,484
Total consolidated sales	123,694	189,098	281,278	397,272

Segment operating (loss) profit and margins
Aerospace	(17,090)	14,392	(80,235)	40,160
	(16.7)%	8.3%	(32.9)%	11.1%
Test Systems	2,612	(94)	3,334	2,091
	12.4%	(0.6)%	8.9%	6.1%
Total segment operating (loss) profit	(14,478)	14,298	(76,901)	42,251

Gain on sale of business	—	—	—	80,133
Interest expense	1,983	1,225	3,316	3,029
Corporate expenses and other	7,990	4,243	13,511	9,530
(Loss) Income before taxes	$(24,451)	$8,830	$(93,728)	$109,825

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Astronics Corporation Reports 2020 Second Quarter Financial Results
July 31, 2020

Reconciliation to Non-GAAP Performance Measures
In addition to reporting net income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization, non-cash equity-based compensation expense, goodwill, intangible and long-lived asset impairment charges, equity investment income or loss, legal reserves, settlements and recoveries, restructuring charges and gains or losses associated with the sale of businesses), which is a non-GAAP measure. The Company’s management believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare the performance of its core operations from period to period by removing the impact of the capital structure (interest), tangible and intangible asset base (depreciation and amortization), taxes, equity-based compensation expense, goodwill, intangible and long-lived asset impairment charges, equity investment income or loss, legal reserves, settlements and recoveries, restructuring charges and gains or losses associated with the sale of businesses, which is not commensurate with the core activities of the reporting period in which it is included. As such, the Company uses Adjusted EBITDA as a measure of performance when evaluating its business and as a basis for planning and forecasting. Adjusted EBITDA is not a measure of financial performance under GAAP and is not calculated through the application of GAAP. As such, it should not be considered as a substitute for the GAAP measure of net income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure. Adjusted EBITDA, as presented, may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

ASTRONICS CORPORATION
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited, $ in thousands)

Consolidated
	Three Months Ended		Six Months Ended
	6/27/2020	6/29/2019	6/27/2020	6/29/2019
Net (loss) income	$(23,579)	$6,726	$(90,542)	$84,872
Add back (deduct):
Interest expense	1,983	1,225	3,316	3,029
Income tax (benefit) expense	(872)	2,104	(3,186)	24,953
Depreciation and amortization expense	8,081	7,904	16,052	15,980
Equity-based compensation expense	1,103	952	2,806	2,145
Goodwill and other asset impairments	12,608	—	87,016	—
Restructuring-related severance charges	4,890	2,211	5,408	2,211
Legal reserve, settlements and recoveries	1,450	—	1,450	—
Equity investment loss	3,493	—	3,600	—
Gain on sale of business	—	—	—	(80,133)
Adjusted EBITDA	$9,157	$21,122	$25,920	$53,057

Sales	$123,694	$189,098	$281,278	$397,272
Adjusted EBITDA margin	7.4%	11.2%	9.2%	13.4%

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Astronics Corporation Reports 2020 Second Quarter Financial Results
July 31, 2020

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
($ in thousands)
	(unaudited)
	6/27/2020	12/31/2019
ASSETS
Cash and cash equivalents	$46,639	$31,906
Accounts receivable and uncompleted contracts	102,659	147,998
Inventories	156,584	145,787
Other current assets	20,734	15,853
Assets held for sale	—	1,537
Property, plant and equipment, net	109,381	112,499
Other long-term assets	45,441	54,873
Intangible assets, net	118,648	127,293
Goodwill	58,440	144,970
Total assets	$658,526	$782,716

LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long-term debt	$224	$224
Accounts payable and accrued expenses	85,154	89,056
Customer advances and deferred revenue	27,120	31,360
Long-term debt	173,000	188,000
Other liabilities	80,669	85,219
Shareholders' equity	292,359	388,857
Total liabilities and shareholders' equity	$658,526	$782,716

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Astronics Corporation Reports 2020 Second Quarter Financial Results
July 31, 2020

ASTRONICS CORPORATION
CONSOLIDATED CASH FLOWS DATA
	Six Months Ended
(Unaudited, $ in thousands)	6/27/2020	6/29/2019
Cash flows from operating activities:
Net (loss) income	$(90,542)	$84,872
Adjustments to reconcile net (loss) income to cash provided by operating activities, excluding the effects of divestitures:
Depreciation and amortization	16,052	15,980
Provisions for non-cash losses on inventory and receivables	3,297	4,429
Equity-based compensation expense	2,806	2,145
Deferred tax expense (benefit)	1,190	(3,371)
Non-cash severance expense	4,669	377
Operating lease amortization expense	2,236	1,978
Non-cash litigation provision	1,450	—
Gain on sale of business, before taxes	—	(80,133)
Equity investment other than temporary impairment	3,493	—
Impairment loss	87,016	—
Other	4,459	(1,715)
Cash flows from changes in operating assets and liabilities, excluding the effects of divestitures:
Accounts receivable	43,417	5,266
Inventories	(12,778)	(11,276)
Accounts payable	(446)	(7,685)
Accrued expenses	(12,473)	(9,518)
Other current assets and liabilities	(1,983)	(975)
Customer advanced payments and deferred revenue	(4,221)	(1,234)
Income taxes	(3,667)	9,181
Operating lease liabilities	(2,222)	(1,785)
Supplemental retirement and other liabilities	(204)	2,520
Cash provided by operating activities	41,549	9,056
Cash flows from investing activities:
Proceeds on sale of business	—	103,793
Capital expenditures	(3,905)	(6,917)
Proceeds on sale of assets	1,600	—
Cash (used for) provided by investing activities	(2,305)	96,876
Cash flows from financing activities:
Proceeds from long-term debt	150,000	27,000
Payments for long-term debt	(165,000)	(132,053)
Purchase of outstanding shares for treasury	(7,732)	—
Stock options activities	34	416
Finance lease principal payments	(939)	(834)
Other	(360)	—
Cash used for financing activities	(23,997)	(105,471)
Effect of exchange rates on cash	(514)	23
Increase in cash and cash equivalents	14,733	484
Cash and cash equivalents at beginning of period	31,906	16,622
Cash and cash equivalents at end of period	$46,639	$17,106
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Astronics Corporation Reports 2020 Second Quarter Financial Results
July 31, 2020

ASTRONICS CORPORATION
SALES BY MARKET
(Unaudited, $ in thousands)

	Three Months Ended			Six Months Ended
	6/27/2020	6/29/2019	% Change	6/27/2020	6/29/2019	% Change	% of Sales
Aerospace Segment
Commercial Transport	$67,548	$129,731	(47.9)%	$170,323	$271,509	(37.3)%	60.5%
Military	14,052	19,545	(28.1)%	32,165	40,498	(20.6)%	11.4%
Business Jet	15,542	17,286	(10.1)%	30,548	37,123	(17.7)%	10.9%
Other	5,431	7,725	(29.7)%	10,607	13,658	(22.3)%	3.8%
Aerospace Total	102,573	174,287	(41.1)%	243,643	362,788	(32.8)%	86.6%

Test Systems Segment excluding Semiconductor	19,933	12,569	58.6%	34,813	28,888	20.5%	12.4%
Total sales excluding Semiconductor	122,506	186,856	(34.4)%	278,456	391,676	(28.9)%	99.0%
Test-Semiconductor	1,188	2,242	(47.0)%	2,822	5,596	(49.6)%	1.0%

Total Sales	$123,694	$189,098	(34.6)%	$281,278	$397,272	(29.2)%

SALES BY PRODUCT LINE
(Unaudited, $ in thousands)

	Three Months Ended			Six Months Ended
	6/27/2020	6/29/2019	% Change	6/27/2020	6/29/2019	% Change	% of Sales
Aerospace Segment
Electrical Power & Motion	$46,563	$84,042	(44.6)%	$116,019	$176,579	(34.3)%	41.2%
Lighting & Safety	27,731	46,770	(40.7)%	65,653	95,375	(31.2)%	23.3%
Avionics	19,134	25,682	(25.5)%	41,277	59,543	(30.7)%	14.7%
Systems Certification	1,660	4,048	(59.0)%	4,991	5,666	(11.9)%	1.8%
Structures	2,054	6,020	(65.9)%	5,096	11,967	(57.4)%	1.8%
Other	5,431	7,725	(29.7)%	10,607	13,658	(22.3)%	3.8%
Aerospace Total	102,573	174,287	(41.1)%	243,643	362,788	(32.8)%	86.6%

Test Systems Segment excluding Semiconductor	19,933	12,569	58.6%	34,813	28,888	20.5%	12.4%
Total sales excluding Semiconductor	122,506	186,856	(34.4)%	278,456	391,676	(28.9)%	99.0%
Test-Semiconductor	1,188	2,242	(47.0)%	2,822	5,596	(49.6)%	1.0%

Total Sales	$123,694	$189,098	(34.6)%	$281,278	$397,272	(29.2)%

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Astronics Corporation Reports 2020 Second Quarter Financial Results
July 31, 2020

ASTRONICS CORPORATION ORDER AND BACKLOG TREND (Unaudited, $ in thousands)
	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Trailing Twelve Months
	9/28/2019	12/31/2019	3/28/2020	6/27/2020	6/27/2020
Sales
Aerospace	$157,702	$172,119	$141,070	$102,573	$573,464
Test Systems (excluding Semi)	17,097	24,416	14,880	19,933	76,326
Sales (excluding Semi)	174,799	196,535	155,950	122,506	649,790
Test-Semiconductor	2,219	1,877	1,634	1,188	6,918
Total Sales	$177,018	$198,412	$157,584	$123,694	$656,708

Bookings
Aerospace	$155,336	$139,649	$150,989	$43,264	$489,238
Test Systems (excluding Semi)	20,892	16,393	16,386	18,230	71,901
Bookings (excluding Semi)	176,228	156,042	167,375	61,494	561,139
Test-Semiconductor	330	158	4	—	492
Total Bookings	$176,558	$156,200	$167,379	$61,494	$561,631

Backlog [1]
Aerospace	$308,224	$275,754	$285,673	$226,364
Test Systems (excluding Semi)	65,939	80,358	81,864	80,161
Backlog (excluding Semi)	374,163	356,112	367,537	306,525
Test-Semiconductor	5,198	3,479	1,849	661
Total Backlog	$379,361	$359,591	$369,386	$307,186	N/A

Book:Bill Ratio [2]
Aerospace	0.98	0.81	1.07	0.42	0.85
Test Systems excl. Semi	1.22	0.67	1.10	0.91	0.94
Total Book:Bill excl. Semi	1.01	0.79	1.07	0.50	0.86

[1] Test Systems backlog of approximately $0.1 million was added in the third quarter of 2019 above related to the acquisition of FCT. Test Systems backlog of approximately $22.4 million was added in the fourth quarter of 2019 above related to the acquisition of Diagnosys.

[2] Calculations of Test Systems and Total Book:Bill excludes the total semiconductor business, which does include residual warranty backlog that is expected to be recognized.

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